CONFIDENTIAL – FOR SETTLEMENT PURPOSES ONLY

COMPROMISE, SETTLEMENT AND MUTUAL RELEASE AGREEMENT

This Compromise, Settlement and Mutual Release Agreement (hereinafter referred to as the “Agreement”) is made and entered into effective as of December 19, 2013 (the “Effective Date”), by and between Crossroads Systems, Inc. (“Crossroads”) and Iron Mountain Information Management, LLC, formerly known as Iron Mountain Information Management, Inc. (“Iron Mountain”). Crossroads and Iron Mountain are each referred to as a “Party,” and together, are referred to as the “Parties.” For good and valuable consideration, the sufficiency of which is hereby acknowledged, Iron Mountain and Crossroads agree as follows:

1.	Monetary Payment. Iron Mountain shall pay to Crossroads a one-time, lump sum cash payment of One Million Six Hundred Thousand Dollars ($1,600,000.00) (the “Payment”) no later than January 15, 2014. The Payment shall be comprised as follows: (a) Five Hundred Fifty Thousand Dollars ($550,000) shall be the fourth and final NRE payment due to Crossroads under Section 4.4 of the Professional Agreement executed between the Parties on or about July 31, 2012, and (b) One Million Fifty Thousand Dollars ($1,050,000.00) shall be in consideration for the terms and conditions of this Agreement. Iron Mountain shall not be responsible for the payment of any federal, state, or local taxes associated with the Payment. The Payment shall be made pursuant to a wire transfer to an account designated by Crossroads.

2.	Termination of Crossroads Agreements. The Parties mutually agree to terminate their business relationship and any outstanding contracts or agreements between the Parties, except as stated in paragraph 3 below, including but not limited to the Master Agreement dated on or about July 31, 2012, as amended pursuant to the First Amendment thereto with an effective date on or about July 31, 2012, the Professional Agreement dated on or about July 31, 2012, the Statement of Work dated on or about July 27, 2012, the Securities Purchase Agreement, dated on or about July 31, 2012 (the “Securities Purchase Agreement”), and the Registration Rights Agreement, dated on or about July 31, 2012 (the “Registration Rights Agreement”) (collectively, the “Crossroads Agreements”).

3.	Terms and Conditions Surviving Termination. By terminating the Crossroads Agreements, the Parties are released from all the terms and conditions set forth in such Crossroads Agreements and agree to be bound solely by the terms of this Agreement, except the following sections within the Crossroads Agreements shall survive such termination:

a.	Section 9 (Confidential Information and Business Disclosures) of the Master Agreement, as amended by the First Amendment;

b.	Section 12.10 (Non-Solicitation) of the Master Agreement;

c.	Article V of the Securities Purchase Agreement, to the extent of obligations that remain to be performed thereunder; and

d.	The Registration Rights Agreement, to the extent of obligations that remain to be performed thereunder (it being acknowledged that Crossroads has complied with its obligations under Section 2 of the Registration Rights Agreement to register the resale of the Capital Stock (as defined below) acquired pursuant to the Securities Purchase Agreement, but may have additional obligations with respect thereto).

For the avoidance of doubt, no license rights, sections or provisions of the Crossroads Agreements shall survive the termination of such Crossroads Agreements, other than as set forth in Sections 3(a), 3(b), 3(c) and 3(d) above. For further clarification, the following sections shall not survive termination of the Crossroads Agreements:

e.	Section 3.4 (Exclusive Rights and Continuity Provisions) of the Master Agreement;

f.	Section 6.3 (Source Code Escrow) of the Master Agreement;

g.	Section 11.5 (Effect of Termination) of the Master Agreement;

h.	Section 11.8 (Survival) of the Master Agreement; and

i.	Section 8 (First Right of First Negotiation; Last Offer) of the Professional Agreement.

Notwithstanding anything to the contrary in the Crossroads Agreements or this Agreement, the irrevocable license granted to Iron Mountain in Section 3.4.1 of the Master Agreement is hereby revoked.

4.	Restriction. Iron Mountain agrees that it shall not build, develop, offer or deliver a service (or functionality) that uses or incorporates products that are competitive with Crossroads’ StrongBox® product (as it may be renamed) for 24 months from the Effective Date of this Agreement.

5.	Transfer of Title to the Crossroads Strongbox Product. The Parties mutually agree that the ownership and title to any and all Crossroads Strongbox products purchased by Iron Mountain and in the physical possession of Crossroads or Iron Mountain as of the Effective Date of this Agreement, as mutually agreed by the parties, shall transfer from Iron Mountain to Crossroads, and no license rights with respect to such StrongBox products shall survive the termination of the Crossroads Agreements nor remain with Iron Mountain. Iron Mountain shall, at Iron Mountains’ expense, properly package and ship to Crossroads such Crossroads StrongBox products in its possession.

6.	Crossroads’ Stock.

a.	As additional consideration for the release contained in paragraph 7 hereof, the Parties mutually agree that, for a period of two (2) years from the Effective Date of this Agreement (the “Holding Period”), Iron Mountain and its affiliates shall not: (i) sell, transfer or assign (or propose to sell, transfer or assign) any shares of capital stock of Crossroads or other securities that are convertible into the capital stock of Crossroads and that were purchased by Iron Mountain Inc. on or about July 31, 2012 (together, the “Capital Stock”) that are beneficially held by Iron Mountain or its affiliates to any person or entity other than to another Iron Mountain affiliate or entity; or (ii) enter into any derivative, option, hedging or similar arrangement or transaction that has the effect of decreasing the voting power or economic interest of Iron Mountain and its affiliates in the Capital Stock, in each case without the prior written approval of Crossroads. Crossroads shall be entitled to impose stop transfer instructions or legends on such shares (which legend shall be in substantially the form set forth in Section 2.2(c) of the Securities Purchase Agreement).

b.	During the Holding Period, Iron Mountain shall vote or cause the voting of all shares of the capital stock of Crossroads now held or hereafter acquired by Iron Mountain or any of its parents, subsidiaries or affiliates (i) in favor of the election of each nominee to Crossroads’ Board of Directors (the “Board”) that has been nominated by the Board, and (ii) in accordance with the Board’s recommendation on any proposal or other stockholder vote on any other matter. Notwithstanding the foregoing, Iron Mountain shall not be compelled to vote or cause the voting of its shares if such vote shall be (1) against Iron Mountain’s Code of Ethics or Anti-Corruption/Anti-Bribery policy, or (2) in the reasonable good faith determination of Iron Mountain’s Board of Directors, detrimental to Iron Mountain’s legitimate corporate interests, in which case Iron Mountain may abstain but shall not vote in a manner contrary to the manner directed by the Crossroads Board; provided that in any such instance, Iron Mountain shall promptly, and in any event within three days of any such determination (which shall in any event be delivered not later than seven business days in advance of any such meeting), provide Crossroads with advance notice that it does not believe it can vote in the manner directed and a reasonably detailed explanation of the rationale therefor and thereafter to meet (in person or telephonically), as promptly as practicable and in any event within four business days prior to the meeting, with Crossroads or its representatives to discuss such matter. Crossroads shall ensure that Iron Mountain is provided written notice of such vote concurrently with notice to its other stockholders, and that such notice shall be delivered to Iron Mountain at its address on file with Crossroads’ transfer agent. Crossroads shall be entitled to impose an appropriate legend on such shares to the effect that such shares are subject to the voting obligations contained herein.

7.	Release by Crossroads. In consideration of the agreement by Iron Mountain as set forth in this Agreement, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, Crossroads, on behalf of itself and all of its respective directors, officers, employees, agents, representatives, parent and subsidiary organizations, successor corporations or partnerships, insurers, and assigns (all of whom are hereinafter collectively referred to as the “Crossroads Releasors”) hereby remises, releases, acquits, and forever discharges Iron Mountain and all of its respective past and present representatives, agents, servants, employees, attorneys, officers, directors, board members, shareholders, investors, trustees, partners, parent and subsidiary organizations, administrators, predecessors, successors, insurers, sureties, assigns, and other related entities (all of whom are hereinafter collectively referred to as the “Iron Mountain Releasees”), of and from any and all actions and causes of action, damages, suits, debts, dues, accounts, bonds, agreements, contracts, covenants, promises, judgments, costs, attorneys’ fees, expenses, compensation, claims and demands whatsoever, of every nature, kind, and description, whether now known or unknown, accrued or unaccrued, which the Crossroads Releasors or anyone claiming by, through, or under them now has or ever had or could claim against the Iron Mountain Releasees, including, but not limited to, those claims based upon or arising out of the Crossroads Agreements, the Parties’ business relationship and any claims that were or could have been asserted by Crossroads against Iron Mountain up to and including the Effective Date of this Agreement. This Release applies equally to known claims and Unknown Claims (as defined below), accrued or unaccrued (collectively, the “Crossroads Released Claims”). Notwithstanding the foregoing, the Crossroads Releasors expressly exclude from the effect of this Release and do not release the Iron Mountain Releasees from the terms and conditions of this Agreement.

8.	Release by Iron Mountain. In consideration of the agreement by Crossroads as set forth in this Agreement, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, Iron Mountain, on behalf of itself and all of its respective directors, officers, employees, agents, representatives, parent and subsidiary organizations, successor corporations or partnerships, insurers, and assigns (all of whom are hereinafter collectively referred to as the “Iron Mountain Releasors”) hereby remises, releases, acquits, and forever discharges Crossroads and all of its respective past and present representatives, agents, servants, employees, attorneys, officers, directors, board members, shareholders, investors, trustees, partners, parent and subsidiary organizations, administrators, predecessors, successors, insurers, sureties, assigns, and other related entities (all of whom are hereinafter collectively referred to as the “Crossroads Releasees”), of and from any and all actions and causes of action, damages, suits, debts, dues, accounts, bonds, agreements, contracts, covenants, promises, judgments, costs, attorneys’ fees, expenses, compensation, claims and demands whatsoever, of every nature, kind, and description, whether now known or unknown, accrued or unaccrued, which the Iron Mountain Releasors or anyone claiming by, through, or under them now has or ever had or could claim against the Crossroads Releasees, including, but not limited to, those claims based upon or arising out of the Crossroads Agreements, the Parties’ business relationship and any claims that were or could have been asserted by Iron Mountain against Crossroads up to and including the Effective Date of this Agreement. This Release applies equally to known claims and Unknown Claims (as defined below), accrued or unaccrued (collectively, the “Iron Mountain Released Claims”). Notwithstanding the foregoing, the Iron Mountain Releasors expressly exclude from the effect of this Release and do not release the Crossroads Releasees from the terms and conditions of this Agreement.

9.	Definition of Unknown Claims. The Parties agree that an “Unknown Claim,” as used in paragraphs 7 and 8 of this Agreement, is any released claim that any Releasor does not know or suspect to exist in his, her, or its favor at the time of the release and, if known by him, her, or it might have affected his, her, or its settlement with, and release of, the Releasees, or might have affected his, her, or its decision not to object to this Agreement, including claims based on the discovery of facts in addition to or different from those which he, she, or it now knows or believes to be true with respect to the Crossroads Released Claims or the Iron Mountain Released Claims.

10.	No Admission of Liability. It is expressly understood and agreed that this Agreement, and specifically the Payment, constitutes a compromise of disputed claims. This Agreement is not, and shall not be construed as, an admission of guilt, fault, or liability on behalf of either Party. Rather, the Parties have entered into this Agreement solely for the purpose of reaching a compromise and avoiding the expense and uncertainty of litigation and have relied on their own judgment in entering into this settlement and not on any representations of the other Party.

11.	Authority; No Prior Assignment. Crossroads warrants and represents that it is fully entitled and duly authorized to give the release contained herein, and that it has not assigned any of the rights or causes of action released herein, and that it has not relied upon any representation, promise, or statement made by anyone which is not recited, contained or embodied in this Agreement. Similarly, Iron Mountain warrants and represents that it is fully entitled and duly authorized to give the release contained herein, and that it has not assigned any of the rights or causes of action released herein, and that it has not relied upon any representation, promise, or statement made by anyone which is not recited, contained or embodied in this Agreement. Each of the signatories hereto represents and warrants that he or she is duly authorized to execute this Agreement on behalf of such Party.

12.	Representation of Comprehension of Document. In entering into this Agreement, the Parties represent that they have relied upon the legal advice of their attorneys, who are the attorneys of their own choice, and that the terms of this Agreement have been completely read and explained to them by their attorneys and these terms are fully understood and voluntarily accepted by them. Notwithstanding the identity of the drafters of this Agreement, the Parties agree that there shall be no presumption against a Party arising out of or relating to the identity of such drafters.

13.	Notices. All notices, demands, requests, offers, or responses permitted or required to be given under this Agreement shall be deemed sufficient if mailed by registered or certified mail, postage prepaid, or sent by overnight delivery (e.g., by Federal Express), addressed to:

Notices to Iron Mountain:

Iron Mountain Information Management, LLC

745 Atlantic Avenue

Boston, MA 02111

Attn: Scott Erlich

With a cc to: Legal Department, IP and Technology Group

Notices to Crossroads:

Crossroads Systems, Inc.

11000 N. MoPac Expressway

Austin, Texas 78759

Attn: CEO

With a cc to: Chief Financial Officer

14.	Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties, their officers, directors, affiliates, representatives, agents, shareholders, members, licenses, employees, investors, trustees, parent and subsidiary corporations or related entities, successors in interest, and/or assigns, and any and all others acting by or through them or under their direction or control, including but not limited to all persons or entities that may attempt to make a claim through the Parties.

15.	Confidentiality. The Parties hereby agree that the terms of this Agreement shall remain strictly confidential as between them and shall not be disclosed to third parties except as expressly provided herein. However, the Parties hereto may disclose the terms of this Agreement to their respective legal or tax advisors, accountants, investment bankers, lenders, in connection with any financing or acquisition due diligence, as required by law (including, United States securities laws or the laws of any securities exchange on which a Party has any securities listed or in response to any lawful subpoena), or as reasonably required by auditors to be disclosed in any or all Parties' financial statements, including footnotes thereto. For the sake of clarity, it is understood that Crossroads is a public reporting company and Crossroads has determined that Crossroads will be required to file this Agreement as a material contract.

16.	Non-Disparagement. Neither Party shall make, express, speak, write or otherwise communicate in any way, directly or indirectly, any derogatory, disparaging, or other statements regarding the other Party which are or may reasonably be construed to be injurious to the other Party’s business reputation or goodwill.

17.	Enforcement. The Parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other remedies that may be available, the other Party shall be entitled to an injunction (without posting a bond or other undertaking) restraining any violation or threatened violation of such provisions of this Agreement. In the event that any action shall be brought in equity to enforce such provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

18.	No Third Party Beneficiaries. This Agreement is made for the sole benefit of the Parties to it. No other person or entity not described herein shall have any rights or remedies under or by reason of this Agreement.

19.	Costs. The Parties shall each bear its own attorneys’ fees, costs, and other fees incurred in connection with this Agreement, the Crossroads Agreements and the dispute between the Parties that is the subject of this Agreement.

20.	Attorneys’ Fees. If any legal or equitable action arises out of or is necessary to enforce the terms of this Agreement, the prevailing Party shall be entitled to recover attorneys’ fees and costs that are reasonably incurred and paid, in addition to any other relief to which a Party may be entitled.

21.	Choice of Law. The Parties agree that this Agreement shall be construed and interpreted under, and any dispute relating to this Agreement shall be decided under the laws of the State of New York, without reference to conflict of laws principles (other than Section 5-1401 of the New York General Obligations Law).

22.	No Other Conditions. The terms of this Agreement are not subject to, or conditioned upon, any action by Crossroads or Iron Mountain, including, but not limited to, the execution by Crossroads or Iron Mountain of any agreements relating to group purchasing arrangements for Iron Mountain services or products.

23.	No Oral Modifications or Waivers. This Agreement may not be amended, altered, modified or changed in any way except by a writing signed by each Party. No provision of this Agreement may be waived except through a writing signed each Party. The express waiver by either Party of any provision of this Agreement shall not constitute a waiver of any future obligation to comply with such provision. The failure by either Party to enforce any provision of this Agreement shall not constitute a waiver of future enforcement of that or any other provision.

24.	Severability. If any provision in this Agreement is held invalid or unenforceable by a body of competent jurisdiction (a) such provision shall be limited or, if necessary, severed only as necessary to eliminate such invalidity or unenforceability, (b) the Parties shall in good faith negotiate a valid, enforceable substitute provision that most nearly effects their original intent, including, without limitation, their economic intent, in entering into this Agreement, and (c) the other provisions of this Agreement shall remain in full force and effect.

25.	Headings. The headings of the various paragraphs of this Agreement have been included only in order to make it easier to locate the subject covered by each provision and are not to be used in construing this Agreement or in ascertaining its meaning.

26.	Execution in Counterparts. This Agreement may be executed in multiple, separate counterpart originals, or with detachable signature pages, which together shall constitute the original thereof. Facsimile, photocopy, PDF, or other copied signatures shall be considered as original signatures for all purposes. This Agreement shall become effective only upon the execution of the Agreement by each Party to this Agreement.

27.	Completeness of Agreement. This Agreement constitutes the entire and sole understanding between the Parties with respect to its subject matter and fully supersedes, unless expressly otherwise provided in this Agreement, all prior negotiations, agreements and understandings between the Parties with respect thereto.

IN WITNESS WHEREOF, the Parties have duly authorized and caused this Agreement to be executed effective as of the Effective Date.

Iron Mountain Information Management, LLC.:		Crossroads Systems, Inc.:

By:	/s/ Harold E. Ebbighausen	By:	/s/ Rick Coleman

Name:	Harold E. Ebbighausen	Name:	Rick Coleman

Title:	President, North America	Title:	Chief Executive Officer

Date:	12/20/2013	Date :	12/20/2013

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